UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 7, 2013
(Date of earliest event reported)

Stillwater Mining Company

(Exact name of registrant as specified in its charter)

DE (State or other jurisdiction of incorporation)	001-13053 (Commission File Number)	81-0480654 (IRS Employer Identification Number)

1321 Discovery Drive, Billings, Montana (Address of principal executive offices)	59102 (Zip Code)

(406) 373-8700
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 7, 2013, the Company announced that Francis McAllister retired as the Company’s Chief Executive Officer (“CEO”) and director effective immediately.

In connection with his retirement, Mr. McAllister entered into a Severance and General Release Agreement with the Company (the “Severance Agreement”). The Severance Agreement provides that Mr. McAllister releases the Company of all claims and is entitled to the following payments:  (1) all base salary and accrued but unpaid bonus amounts (if any) earned through June 6, 2013; (2) reimbursement of all expenses payable in accordance with past practices; (3) an amount equal to Mr. McAllister’s accrued and unused vacation and personal holiday pay; (4) an amount equal to Mr. McAllister’s 2013 bonus prorated for the number of days he worked in 2013; (5) a severance amount equal to two times Mr. McAllister’s salary and bonus, which will be paid over the course of 24 months; and (4) an amount equal to the employer’s cost of health insurance for a period of 24 months.  In addition, any unvested Restricted Stock Units remaining under the Restricted Stock Unit Agreements between Mr. McAllister and Stillwater Mining Company dated January 14, 2011, February 17, 2011 and February 17, 2012 will be vested.

Terrell I. Ackerman has been appointed by the board of directors to serve on an interim basis as the CEO of the Company while a fulsome CEO search is conducted. Mr. Ackerman is currently Vice President of Corporate Development. Prior to this appointment in August of 2011, Mr. Ackerman served as the Vice President, General Manager of East Boulder Operations. He was Vice President – Planning & Process Operations from March of 2002 to November 2008. Mr. Ackerman joined the Company in March 2000 as Director of Corporate Planning.  Mr. Ackerman’s compensation remained unchanged upon his appointment as interim CEO.

The director seat previously held by Mr. McAllister will remain vacant until filled by the remaining directors.

A copy of the press release announcing Mr. McAllister’s resignation is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release of Stillwater Mining Company dated June 7, 2013 announcing resignation of CEO.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 7, 2013	STILLWATER MINING COMPANY

	By:	/s/ Brent R. Wadman
Brent R. Wadman
Corporate Secretary